Contact:   L3 Technologies, Inc.

                Corporate Communications                                                                            For Immediate Release

                212-697-1111

L3 Announces Fourth Quarter 2017 and Full Year Results

•         4Q Sales decreased 3% to $2,574 million; 2017 sales increased 4% to $9,573 million

•         4Q Diluted EPS from continuing operations of $3.34; 2017 diluted EPS from continuing operations of $9.46

•         4Q and 2017 includes $0.99 of tax benefits for U.S. Tax Reform

•         4Q Cash from continuing operations of $406 million; 2017 cash from continuing operations of $986 million

•         4Q Book-to-bill ratio of 1.06x on funded orders of $2.7 billion; 2017 book-to-bill ratio of 1.04x on funded orders of $10.0 billion

•         Vertex Aerospace business held for sale (presented as discontinued operations)

•         Increased 2018 financial guidance

NEW YORK, January 25, 2018 – L3 Technologies, Inc. (NYSE: LLL) today reported diluted earnings per share (EPS) from continuing operations of $3.34  for the quarter ended December 31, 2017 (2017 fourth quarter) compared to diluted EPS from continuing operations for the quarter ended December 31, 2016 (2016 fourth quarter) of $2.32. The 2017 fourth quarter results included an estimated tax benefit of $79 million, or $0.99 per diluted share, related to the enactment of the U.S. Tax Cuts and Jobs Act (U.S. Tax Reform) in December 2017. Net sales of $2,574 million for the 2017 fourth quarter decreased by 3% compared to the 2016 fourth quarter. The prior period results have been adjusted to present the Vertex Aerospace business as discontinued operations.

“We had solid performance in 2017, with increases in every key performance metric, including sales, operating income and free cash flow,” said Christopher E. Kubasik, L3’s Chief Executive Officer and President. “As we continue to execute our strategy, we will enhance our profitability by integrating businesses to increase efficiencies and investing in emerging technologies.  Looking ahead, our agility, commitment to excellence and customer-centric focus will position L3 for continued growth.”

L3 Announces Results for the 2017 Fourth Quarter Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data.

(in millions, except per share data)	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,		Increase/
	2017	2016	(decrease)		2017	2016	(decrease)
Net sales	$2,574	$2,643	(3)%		$9,573	$9,210	4%
Operating income	$263	$282	(7)%		$1,020	$957	7%
Operating margin	10.2%	10.7%	(50)	bpts	10.7%	10.4%	30	bpts
Interest expense and other	$(37)	$(41)	(10)%		$(149)	$(153)	(3)%
Effective income tax rate	(19.9)%	22.4%	nm		11.7%	21.3%	(960)	bpts
Net income from continuing operations attributable to L3	$267	$183	46%		$753	$619	22%
Diluted earnings per share from continuing operations	$3.34	$2.32	44%		$9.46	$7.86	20%
Diluted weighted average common shares outstanding	79.9	78.9	1%		79.6	78.8	1%

Net cash from operating activities from continuing operations	$406	$490	(17)%		$986	$1,022	(4)%
Less: Capital expenditures, net of dispositions(a)	(66)	(82)	(20)%		(150)	(189)	(21)%
Plus: Income tax payments attributable to discontinued
operations	7	-	nm		27	1	nm
Free cash flow(b)(c)	$347	$408	(15)%		$863	$834	3%
___________________
(a) Results for the year ended December 31, 2017 include $64 million of cash proceeds related to the sale of the company's property in San Carlos, California.
(b) Free cash flow is defined as net cash from operating activities from continuing operations, less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions.  The company also uses free cash flow as a performance measure in evaluating management.

(c) Excludes free cash flow from discontinued operations.
nm = not meaningful

Fourth Quarter Results of Operations:  For the 2017 fourth quarter, consolidated net sales of $2,574 million decreased $69 million, or 3%, compared to the 2016 fourth quarter. Organic sales(1) decreased by $95 million, or 4%, to $2,532 million for the 2017 fourth quarter. Organic sales exclude $42 million of sales increases related to business acquisitions and $16 million of sales declines related to business divestitures. For the 2017 fourth quarter, organic sales to the U.S. Government increased $7 million, or less than 1% to $1,787 million, and organic sales to international and commercial customers decreased $102 million, or 12%, to $745 million.

Due to the calendarization of the Company’s fiscal quarter end dates, the 2017 fourth quarter had 7% less business days compared to the 2016 fourth quarter.

Operating income for the 2017 fourth quarter decreased by $19 million, or 7%, compared to the 2016 fourth quarter. Operating income as a percentage of sales (operating margin) decreased by 50 basis points to 10.2% for the 2017 fourth quarter, compared to 10.7% for the 2016 fourth quarter. Operating margin decreased by 150 basis points due to severance and restructuring costs of $39 million, including a $12 million non-cash loss on the sale of a building in Sensor Systems and a $4 million pension curtailment charge in connection with the decision to discontinue future service accruals for substantially all salaried employee defined benefit plans effective January 1, 2019 (Pension Curtailment). These decreases were partially offset by 100 basis points primarily due to improved contract performance for the Electronic Systems,

(1)   Organic sales represent net sales excluding the sales impact of acquisitions and divestitures.  Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2017 Fourth Quarter Page 3

Aerospace Systems and Communication Systems segments. See the reportable segment results for additional discussion of sales and operating margin trends.

The effective tax rate for the 2017 fourth quarter was a benefit of 19.9% compared to a provision of 22.4% for the 2016 fourth quarter. The decrease was driven by: (1) $79 million of estimated tax benefits related to U.S. Tax Reform and (2) $30 million of tax benefits from a realignment of foreign legal entities to conform with the reporting structure (Legal Realignment). These increases were partially offset by lower tax benefits related to domestic production activities deductions and the U.S. Federal research and experimentation tax credits.

Full Year Results of Operations: For the year ended December 31, 2017, consolidated net sales of $9,573 million increased $363 million, or 4%, compared to the year ended December 31, 2016. Organic sales increased by $213 million, or 2%, to $9,369 million for the year ended December 31, 2017. Organic sales exclude $204 million of sales increases related to business acquisitions and $54 million of sales declines related to business divestitures. For the year ended December 31, 2017, organic sales to the U.S. Government increased $288 million, or 5%, to $6,642 million, and organic sales to international and commercial customers decreased $75 million, or 3%, to $2,727 million.

Operating income for the year ended December 31, 2017 increased by $63 million, or 7%, compared to the year ended December 31, 2016. Operating margin increased by 30 basis points to 10.7% for the year ended December 31, 2017, compared to 10.4% for the year ended December 31, 2016. The increase in operating margin was driven by: (1) 60 basis points primarily due to improved contract performance for Electronic Systems, Communication Systems and Sensor Systems and (2) 30 basis points at Sensor Systems for a settlement of the class action litigation and product return allowances recorded in 2016 that did not recur. These increases were partially offset by 60 basis points due to severance and restructuring costs of $59 million, including a $12 million non-cash loss on the sale of a building in Sensor Systems and the Pension Curtailment. See the reportable segment results for additional discussion of sales and operating margin trends.

The effective tax rate for the year ended December 31, 2017 decreased to 11.7% from 21.3% for the year ended December 31, 2016. The decrease was driven by: (1) $79 million of estimated tax benefits related to U.S. Tax Reform and (2) $30 million of tax benefits from the Legal Realignment. These increases were partially offset by $21 million for the reversal of previously accrued amounts related to various U.S. Federal, foreign and state tax matters in 2016 that did not recur.

Diluted EPS from continuing operations increased 20% to $9.46 for the year ended December 31, 2017, compared to $7.86 for the year ended December 31, 2016. Diluted EPS for 2017 included $0.99 of estimated tax benefits related to U.S. Tax Reform. Diluted weighted average common shares outstanding for the year ended December 31, 2017 increased 1% compared to the year ended December 31, 2016 due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price.

Orders:  Funded orders for the 2017 fourth quarter decreased 10% to $2,734 million compared to $3,043 million for the 2016 fourth quarter.  Funded orders for the year ended December 31, 2017 increased 5% to $9,996 million compared to $9,520 million for the year ended December 31, 2016.  The book-to-bill ratio was 1.06x for the 2017 fourth quarter and 1.04x for the year ended December 31, 2017. Funded backlog increased 6% to $8,879 million at December 31, 2017 compared to $8,380 million at December 31, 2016.

Cash Flow: Net cash from operating activities from continuing operations was $986 million for the year ended December 31, 2017, a decrease of $36 million, compared to $1,022 million for the year ended December 31, 2016. Capital expenditures, net of dispositions, were $150 million for the year ended December 31, 2017, including proceeds of $64 million from the sale of the company’s property in San Carlos, California, and decreased $39 million compared to the year ended December 31, 2016.  The company paid dividends of $236 million during the year ended December 31, 2017 compared to $220 million during the year ended December 31, 2016.  Repurchases of the company’s common stock were $180 million during the year ended December 31, 2017, compared to $373 million during the year ended December 31, 2016.

L3 Announces Results for the 2017 Fourth Quarter Page 4

    Reportable Segment Results

The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,
($ in millions)	2017	2016	(decrease)		2017	2016	Increase
Net sales	$803	$861	(7)%		$3,024	$2,753	10%
Operating income	$110	$109	1%		$403	$360	12%
Operating margin	13.7%	12.7%	100	bpts	13.3%	13.1%	20	bpts

Fourth Quarter: Electronic Systems net sales for the 2017 fourth quarter decreased by $58 million, or 7%, compared to the 2016 fourth quarter. Organic sales decreased by $75 million, or 9%, compared to the 2016 fourth quarter. Organic sales exclude $33 million of sales increases related to business acquisitions and $16 million of sales declines related to business divestitures. Organic sales decreased by: (1) $38 million for Security & Detection due to fewer deliveries for airport screening devices to the U.S. Transportation Security Administration (TSA) and foreign customers, (2) $30 million due to lower deliveries of aviation products to the U.S. military and commercial customers and (3) $7 million primarily for Power & Propulsion due to lower volume for the U.S. Navy (USN) Ship-to-Shore Connector.

Electronic Systems operating income for the 2017 fourth quarter increased by $1 million, or 1%, compared to the 2016 fourth quarter. Operating margin increased by 100 basis points to 13.7%. Operating margin increased by: (1) 90 basis points primarily due to reserves for excess and obsolete inventory at Security & Detection recorded in the 2016 fourth quarter that did not recur, (2) 30 basis points primarily due to improved contract performance primarily Power & Propulsion and (3) 20 basis points due to sales mix changes. These increases were partially offset by 30 basis points due to severance costs of $3 million and 10 basis points due to a higher pension expense related to the Pension Curtailment.

Full Year: Electronic Systems net sales for the year ended December 31, 2017 increased by $271 million, or 10%, compared to the year ended December 31, 2016. Organic sales increased by $147 million, or 5%, compared to the year ended December 31, 2016. Organic sales exclude $178 million of sales increases related to business acquisitions and $54 million of sales declines related to business divestitures. Organic sales increased by: (1) $135 million for Total Training Solutions primarily due to higher volume on commercial flight simulators and training systems for the U.S. Air Force (USAF), (2) $80 million for Precision Engagement Systems primarily due to increased deliveries of fuzing and ordnance products and higher volume for guidance and control products to the U.S. Army and USAF and (3) $30 million for Power & Propulsion primarily due to higher volume for USN power conversion and distribution systems. These increases were partially offset by $98 million primarily for Security & Detection due to fewer deliveries for airport screening devices to the TSA and foreign customers and fewer deliveries of cargo screening devices to foreign customers.

Electronic Systems operating income for the year ended December 31, 2017 increased by $43 million, or 12%, compared to the year ended December 31, 2016. Operating margin increased by 20 basis points to 13.3%. Higher sales volume and mix changes, primarily for Total Training Solutions and Power & Propulsion, increased operating margin by 110 basis points. These increases were partially offset by 40 basis points primarily due to lower margins related to acquisitions and 50 basis points due to higher severance costs of $13 million.

L3 Announces Results for the 2017 Fourth Quarter Page 5

Aerospace Systems

	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,
($ in millions)	2017	2016	(decrease)		2017	2016	Decrease
Net sales	$727	$728	(0)%		$2,773	$2,936	(6)%
Operating income	$58	$50	16%		$210	$255	(18)%
Operating margin	8.0%	6.9%	110	bpts	7.6%	8.7%	(110)	bpts

Fourth Quarter: Aerospace Systems net sales for the 2017 fourth quarter decreased by $1 million compared to the 2016 fourth quarter. Lower volume for large ISR aircraft systems for foreign military customers as contracts near completion was mostly offset by higher sales due to the procurement and delivery of one USAF Compass Call Recap aircraft to begin missionization.

Aerospace Systems operating income for the 2017 fourth quarter increased by $8 million, or 16%, compared to the 2016 fourth quarter. Operating margin increased by 110 basis points to 8.0%. Operating margin increased by: (1) 120 basis points due to improved contract performance primarily at Mission Integration and (2) 50 basis points primarily due to sales mix changes. These increases were partially offset by 50 basis points due to severance and restructuring costs of $4 million and 10 basis points due to higher pension expense related to the Pension Curtailment.

Full Year: Aerospace Systems net sales for the year ended December 31, 2017 decreased by $163 million, or 6%, compared to the year ended December 31, 2016. Sales decreased by: (1) $71 million due to lower volume for large ISR aircraft systems for foreign military customers as contracts near completion, (2) $67 million due to lower volume for international aircraft modifications, primarily international head-of-state aircraft and Australian Defence Force C-27J aircraft, (3) $58 million due to the procurement and delivery of two aircraft to a foreign military customer in the 2016 second quarter compared to one for the USAF Compass Call Recap in the 2017 fourth quarter and (4) $46 million due to reduced deliveries for UH-1Y aircraft cabin assemblies. These decreases were partially offset by $79 million primarily due to higher volume for ISR systems to the U.S. Government.

Aerospace Systems operating income for the year ended December 31, 2017 decreased by $45 million, or 18%, compared to the year ended December 31, 2016. Operating margin decreased by 110 basis points to 7.6%. Operating margin decreased by: (1) 70 basis points due to severance and restructuring costs of $21 million, (2) 30 basis points primarily due to unfavorable contract performance adjustments on international aircraft modification contracts at Mission Integration and (3) 10 basis points primarily due to the Pension Curtailment.

Communication Systems

	Fourth Quarter Ended		Increase/		Year Ended Dec. 31,
($ in millions)	2017	2016	(decrease)		2017	2016	Increase
Net sales	$602	$583	3%		$2,229	$2,053	9%
Operating income	$47	$56	(16)%		$212	$195	9%
Operating margin	7.8%	9.6%	(180)	bpts	9.5%	9.5%	-	bpts

Fourth Quarter: Communication Systems net sales for the 2017 fourth quarter increased by $19 million, or 3%, compared to the 2016 fourth quarter, primarily driven by Broadband Communication Systems due to increased deliveries of secure networked communication systems primarily for the U.S. Department of Defense (DoD).

Communication Systems operating income for the 2017 fourth quarter decreased by $9 million, or 16%, compared to the 2016 fourth quarter. Operating margin decreased by 180 basis points to 7.8%. Severance and restructuring costs of $15 million primarily related to the Traveling Wave Tube (TWT) businesses consolidation decreased operating margin by 250 basis points partially offset by 70 basis points due to improved contract performance at Broadband Communication Systems.

L3 Announces Results for the 2017 Fourth Quarter Page 6

Full Year: Communication Systems net sales for the year ended December 31, 2017 increased by $176 million, or 9%, compared to the year ended December 31, 2016. This increase was primarily driven by Broadband Communication Systems due to increased deliveries of secure networked communication systems primarily for the U.S. DoD.

Communication Systems operating income for the year ended December 31, 2017 increased by $17 million, or 9%, compared to the year ended December 31, 2016. Operating margin remained the same at 9.5%. Improved contract performance, primarily at Broadband Communication Systems, increased operating margin by 160 basis points. These increases were partially offset by 130 basis points due to mix changes primarily for Space & Power Systems. Consolidation activities primarily related to the TWT businesses reduced operating margin by 30 basis points consisting of severance and restructuring costs of $48 million partially offset by a pre-tax gain of $42 million on the sale of the company’s property in San Carlos, California in the second quarter of 2017.

Sensor Systems

	Fourth Quarter Ended				Year Ended Dec. 31,
($ in millions)	2017	2016	Decrease		2017	2016	Increase
Net sales	$442	$471	(6)%		$1,547	$1,468	5%
Operating income	$48	$67	(28)%		$195	$147	33%
Operating margin	10.9%	14.2%	(330)	bpts	12.6%	10.0%	260	bpts

Fourth Quarter: Sensor Systems net sales for the 2017 fourth quarter decreased by $29 million, or 6%, compared to the 2016 fourth quarter. Organic sales decreased by $38 million, or 8%, compared to the 2016 fourth quarter. Organic sales exclude $9 million of sales increases related to business acquisitions. Organic sales decreased by $44 million due to fewer deliveries of enhanced night vision goggle products to the U.S. Army as contracts near completion, partially offset by increased deliveries of airborne turret systems and electronic warfare countermeasures products primarily to foreign militaries.

Sensor Systems operating income for the 2017 fourth quarter decreased by $19 million, or 28%, compared to the 2016 fourth quarter. Operating margin decreased by 330 basis points to 10.9%. Operating margin decreased by: (1) 270 basis points due to a $12 million non-cash loss on the sale of a building in anticipation of consolidating two focal plane array foundries during 2018 and 2019, (2) 100 basis points primarily due to lower sales volume and (3) 20 basis points due to severance costs of $1 million. These increases were partially offset by lower product return allowances recorded at EoTech, which increased operating margin by 60 basis points.

Full Year: Sensor Systems net sales for the year ended December 31, 2017 increased by $79 million, or 5%, compared to the year ended December 31, 2016. Organic sales increased by $53 million, or 4%, compared to the year ended December 31, 2016. Organic sales exclude $26 million of sales increases related to business acquisitions. Organic sales increased primarily due to increased task order volume on U.S. Government contracts, higher volume for space electronics products and increased deliveries of airborne turret systems to the USAF. These increases were partially offset by fewer deliveries of enhanced night vision goggle products to the U.S. Army as contracts near completion.

Sensor Systems operating income for the year ended December 31, 2017 increased by  $48 million, or 33%, compared to the year ended December 31, 2016. Operating margin increased by 260 basis points to 12.6%. Operating margin increased by: (1) 180 basis points for a settlement of the class action litigation and product return allowances recorded in 2016 that did not recur at EoTech, (2) 120 basis points primarily for improved contract performance at Maritime Sensor Systems, (3) 30 basis points due to reserves for excess and obsolete inventory recorded in 2016 that did not recur and (4) 20 basis points primarily due to higher sales volume. These increases were partially offset by 70 basis points due to a $12 million loss on the sale of a building during the 2017 fourth quarter in anticipation of consolidating two focal plane array foundries during 2018 and 2019 and 20 basis points due to severance costs of $3 million.

L3 Announces Results for the 2017 Fourth Quarter Page 7

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2018 that was previously provided on December 5, 2017, as presented in the tables below. All financial guidance amounts are based on results from continuing operations and are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8. The company undertakes no duty to update its guidance.

Consolidated 2018 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(December 5, 2017)
Net sales	$9,850 to $10,050	$9,850 to $10,050
Operating income	$1,100 to $1,125	$1,100 to $1,150
Interest expense and other(1)	$141	$141
Effective tax rate	20.0%	26.6%
Minority interest expense(2)	$17	$15
Diluted shares	~80	~80
Diluted EPS from continuing operations	$9.30 to $9.50	$8.60 to $8.85

Net cash from operating activities from continuing operations	$1,145	$1,110
Capital expenditures, net of dispositions of property, plant and equipment	(245)	(245)
Free cash flow	$900	$865
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $170 million and (ii) interest and other income, net, of $29 million (including $9 million of income related to employee benefit plans).
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2018 Financial Guidance
($ in millions)

	Current Guidance	Prior Guidance (December 5, 2017)
Net Sales:
Electronic Systems	$3,200 to $3,300	$3,200 to $3,300
Aerospace Systems	$2,625 to $2,725	$2,625 to $2,725
Communication Systems	$2,225 to $2,325	$2,225 to $2,325
Sensor Systems	$1,700 to $1,800	$1,700 to $1,800

Operating Margin:
Electronic Systems	13.6% to 13.8%	13.7% to 13.9%
Aerospace Systems	7.8% to 8.0%	8.0% to 8.2%
Communication Systems	10.9% to 11.1%	11.1% to 11.3%
Sensor Systems	11.7% to 11.9%	11.4% to 11.6%

The revisions to our Current Guidance compared to our Prior Guidance includes (i) a decrease in the effective income tax rate driven by the enactment of U.S. Tax Reform in December 2017, and (ii) a decrease in consolidated and segment operating income and margin due to higher expected FAS pension expense, net of CAS recoveries, of $15 million.

L3 Announces Results for the 2017 Fourth Quarter Page 8

The current guidance for 2018 is subject to potential changes to interpretations of U.S. Tax Reform and excludes: (i) any adverse impacts from a protracted U.S. DoD FY2018 budget continuing resolution, (ii) any potential goodwill impairment charges for which the information is presently unknown, (iii) potential adverse results related to litigation contingencies and (iv) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2017 fourth quarter results and the 2018 financial guidance is available on the company’s website at www.L3T.com.

Conference Call

In conjunction with this release, L3 will host a conference call today, Thursday, January 25, 2018, at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Christopher E. Kubasik, Chief Executive Officer and President, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com

Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software.  The archived version of the call may be accessed at the site or by dialing (800) 585-8367/passcode: 2677676 (for domestic callers) or (404) 537-3406/passcode: 2677676 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.

To learn more about L3, please visit the company’s website at www.L3T.com.  L3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2018 financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The company cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other

L3 Announces Results for the 2017 Fourth Quarter Page 9

assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2016 and in the quarterly report on Form 10-Q for the quarterly period ended September 29, 2017 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

				Table A

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2017	2016	2017	2016
Net sales	$2,574	$2,643	$9,573	$9,210
Cost of sales	(2,311)	(2,361)	(8,553)	(8,253)
Operating income	263	282	1,020	957
Interest expense	(43)	(43)	(169)	(164)
Interest and other income, net	6	4	20	18
Debt retirement charge	-	(2)	-	(7)
Income from continuing operations before income taxes	226	241	871	804
Benefit (provision) for income taxes	45	(54)	(102)	(171)
Income from continuing operations	271	187	769	633
Income (loss) from discontinued operations, net of income tax(a)	22	5	(76)	91
Net income	293	192	693	724
Net income from continuing operations attributable to noncontrolling interests	(4)	(4)	(16)	(14)
Net income attributable to L3	$289	$188	$677	$710

Basic earnings (loss) per share attributable to L3’s common shareholders:
Continuing operations	$3.42	$2.37	$9.65	$7.99
Discontinued operations	0.28	0.06	(0.97)	1.18
Basic earnings per share	$3.70	$2.43	$8.68	$9.17

Diluted earnings (loss) per share attributable to L3's common shareholders:
Continuing operations	$3.34	$2.32	$9.46	$7.86
Discontinued operations	0.28	0.06	(0.95)	1.15
Diluted earnings per share	$3.62	$2.38	$8.51	$9.01

L3’s weighted average common shares outstanding:
Basic	78.2	77.3	78.0	77.4
Diluted	79.9	78.9	79.6	78.8
______________________
(a)	Income (loss) from discontinued operations, net of income taxes for the year ended December 31, 2016 includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

				Table B

L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Fourth Quarter Ended		Year Ended Dec. 31,
	2017	2016	2017	2016
Segment operating data

Net sales:
Electronic Systems	$803	$861	$3,024	$2,753
Aerospace Systems	727	728	2,773	2,936
Communication Systems	602	583	2,229	2,053
Sensor Systems	442	471	1,547	1,468
Total	$2,574	$2,643	$9,573	$9,210

Operating income:
Electronic Systems	$110	$109	$403	$360
Aerospace Systems	58	50	210	255
Communication Systems	47	56	212	195
Sensor Systems	48	67	195	147
Total	$263	$282	$1,020	$957

Operating margin:
Electronic Systems	13.7%	12.7%	13.3%	13.1%
Aerospace Systems	8.0%	6.9%	7.6%	8.7%
Communication Systems	7.8%	9.6%	9.5%	9.5%
Sensor Systems	10.9%	14.2%	12.6%	10.0%
Total	10.2%	10.7%	10.7%	10.4%

Depreciation and amortization:
Electronic Systems	$25	$15	$79	$60
Aerospace Systems	13	12	51	46
Communication Systems	13	12	49	47
Sensor Systems	13	12	46	45
Total	$64	$51	$225	$198

Funded order data
Electronic Systems	$792	$821	$3,201	$2,956
Aerospace Systems	987	970	2,673	2,768
Communication Systems	465	552	2,120	1,967
Sensor Systems	490	700	2,002	1,829
Total	$2,734	$3,043	$9,996	$9,520

			Dec. 31,	Dec. 31,
			2017	2016
Period end data
Funded backlog			$8,879	$8,380

		Table C

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	December 31,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$662	$363
Billed receivables, net	728	700
Contracts in process	1,932	1,858
Inventories	389	330
Other current assets	293	175
Assets held for sale	118	-
Assets of discontinued operations	306	481
Total current assets	4,428	3,907
Property, plant and equipment, net	1,110	1,107
Goodwill	6,624	6,374
Identifiable intangible assets	294	229
Other assets	265	248
Total assets	$12,721	$11,865

LIABILITIES AND EQUITY

Accounts payable, trade	$358	$284
Accrued employment costs	493	462
Accrued expenses	381	323
Advance payments and billings in excess of costs incurred	509	476
Income taxes payable	10	22
Other current liabilities	354	392
Liability held for sale	12	-
Liability of discontinued operations	226	235
Total current liabilities	2,343	2,194
Pension and postretirement benefits	1,310	1,177
Deferred income taxes	167	189
Other liabilities	409	356
Long-term debt	3,330	3,325
Total liabilities	7,559	7,241
Shareholders’ equity	5,094	4,553
Noncontrolling interests	68	71
Total equity	5,162	4,624
Total liabilities and equity	$12,721	$11,865

		Table D
	L3 TECHNOLOGIES, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	Year Ended Dec. 31,
	2017	2016
Operating activities
Net income	$693	$724
Less: Loss (income) from discontinued operations, net of tax	76	(91)
Income from continuing operations	769	633
Depreciation of property, plant and equipment	172	156
Amortization of intangibles and other assets	53	42
Deferred income tax (benefit) provision	(4)	27
Stock-based employee compensation expense	53	49
Contributions to employee savings plans in common stock	106	102
Amortization of pension and postretirement benefit plans net loss and prior service cost	59	48
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	6	8
Gain on sale of property, plant and equipment	(31)	(5)
Other non-cash items	9	17
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(18)	1
Contracts in process	(70)	24
Inventories	(69)	24
Other assets	(13)	29
Accounts payable, trade	72	16
Accrued employment costs	28	10
Accrued expenses	61	(27)
Advance payments and billings in excess of costs incurred	13	(73)
Income taxes	(43)	33
Other current liabilities	(53)	(20)
Pension and postretirement benefits	(47)	(57)
All other operating activities	(67)	(15)
Net cash from operating activities from continuing operations	986	1,022
Investing activities
Business acquisitions, net of cash acquired	(317)	(388)
Proceeds from the sale of businesses, net of closing date cash balances	18	561
Capital expenditures	(224)	(210)
Dispositions of property, plant and equipment	74	21
Other investing activities	(5)	6
Net cash used in investing activities from continuing operations	(454)	(10)
Financing activities
Proceeds from sale of senior notes	-	547
Borrowings under revolving credit facility	1,328	819
Repayments of borrowings under revolving credit facility	(1,328)	(819)
Redemption of senior notes	-	(856)
Common stock repurchased	(180)	(373)
Dividends paid	(236)	(220)
Proceeds from exercise of stock options	46	53
Proceeds from employee stock purchase plan	32	31
Debt issue costs	-	(10)
Repurchases of common stock to satisfy tax withholding obligations	(18)	(21)
Other financing activities	(10)	(7)
Net cash used in financing activities from continuing operations	(366)	(856)
Effect of foreign currency exchange rate changes on cash and cash equivalents	20	(13)
Cash from (used in) discontinued operations:
Operating activities	117	19
Investing activities	(4)	(6)
Cash from discontinued operations	113	13
Net increase in cash and cash equivalents	299	156
Cash and cash equivalents, beginning of the period	363	207
Cash and cash equivalents, end of the period	$662	$363

									Table E

L3 TECHNOLOGIES, INC.
UNAUDITED HISTORICAL DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 31, JUNE 30 AND SEPTEMBER 29, 2017
(in millions, except per share data)

	Historical Results			Discontinued Operations			Continuing Operations(a)
	Q1	Q2	Q3	Q1	Q2	Q3	Q1	Q2	Q3
Net sales	$2,669	$2,732	$2,646	$348	$347	$353	$2,321	$2,385	$2,293
Cost of sales	(2,416)	(2,420)	(2,396)	(331)	(327)	(332)	(2,085)	(2,093)	(2,064)
Goodwill impairment charge	-	-	(187)	-	-	(187)	-	-	-
Operating income (loss)	253	312	63	17	20	(166)	236	292	229
Interest expense	(42)	(43)	(43)	-	(1)	(1)	(42)	(42)	(42)
Interest and other income, net	5	4	6	-	-	1	5	4	5
Income (loss) before income taxes	216	273	26	17	19	(166)	199	254	192
(Provision) benefit for income taxes	(48)	(66)	-	(6)	(7)	46	(42)	(59)	(46)
Net income (loss)	168	207	26	11	12	(120)	157	195	146
Net income attributable to noncontrolling interests	(4)	(5)	(3)	-	-	-	(4)	(5)	(3)
Net income (loss) attributable to L3	$164	$202	$23	$11	$12	$(120)	$153	$190	$143
Diluted earnings (loss) per share attributable to L3's common shareholders:	$2.07	$2.54	$0.29	$0.14	$0.15	$(1.50)	$1.93	$2.39	$1.79
L3’s diluted weighted average common shares outstanding:	79.3	79.5	79.8	79.3	79.5	79.8	79.3	79.5	79.8
______________________
(a)

The continuing operations were derived from L3 historical results and were adjusted to: (1) remove Vertex Aerospace results of operations, (2) allocate a portion of L3’s interest expense to Vertex Aerospace and (3) realign certain contracts between L3 and Vertex Aerospace. In addition, certain overhead expenses previously allocated to Vertex Aerospace and included in L3’s historical results were retained by L3 and reported as part of L3 continuing operations. Vertex Aerospace will be reported as discontinued operations beginning with the 2017 fourth quarter.

												Table F

L3 TECHNOLOGIES, INC.
UNAUDITED HISTORICAL DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 25, JUNE 24, SEPTEMBER 23 AND DECEMBER 31, 2016
(in millions, except per share data)

	Historical Results				Discontinued Operations				Continuing Operations(a)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales	$2,353	$2,664	$2,505	$2,989	$288	$346	$321	$346	$2,065	$2,318	$2,184	$2,643
Cost of sales	(2,101)	(2,417)	(2,290)	(2,695)	(280)	(319)	(317)	(334)	(1,821)	(2,098)	(1,973)	(2,361)
Operating income	252	247	215	294	8	27	4	12	244	220	211	282
Interest expense	(41)	(43)	(41)	(44)	(1)	(2)	(1)	(1)	(40)	(41)	(40)	(43)
Interest and other income, net	4	5	6	3	-	-	1	(1)	4	5	5	4
Debt retirement charge	-	(5)	-	(2)	-	-	-	-	-	(5)	-	(2)
Income before income taxes	215	204	180	251	7	25	4	10	208	179	176	241
Provision for income taxes	(48)	(53)	(29)	(59)	(3)	(8)	(2)	(5)	(45)	(45)	(27)	(54)
Net income	167	151	151	192	4	17	2	5	163	134	149	187
Net income attributable to noncontrolling interests	(3)	(4)	(3)	(4)	-	-	-	-	(3)	(4)	(3)	(4)
Net income attributable to L3	$164	$147	$148	$188	$4	$17	$2	$5	$160	$130	$146	$183
Diluted earnings per share attributable to L3's common shareholders:	$2.08	$1.88	$1.88	$2.38	$0.06	$0.22	$0.03	$0.06	$2.02	$1.66	$1.85	$2.32
L3’s diluted weighted average common shares outstanding:	79.0	78.4	78.8	78.9	79.0	78.4	78.8	78.9	79.0	78.4	78.8	78.9
______________________
(a)

The continuing operations were derived from L3 historical results and were adjusted to: (1) remove Vertex Aerospace results of operations, (2) allocate a portion of L3’s interest expense to Vertex Aerospace and (3) realign certain contracts between L3 and Vertex Aerospace. In addition, certain overhead expenses previously allocated to Vertex Aerospace and included in L3’s historical results were retained by L3 and reported as part of L3 continuing operations. Vertex Aerospace will be reported as discontinued operations beginning with the 2017 fourth quarter.